Exhibit T3A.62

Delaware	PAGE 1
‘The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “VOLUSIA MALL MEMBER SPE, LLC”, FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF MAY, A.D. 2009, AT 1:27 O’CLOCK P.M.

4692274 8100 090545125 You may verify this certificate online at corp. delaware.gov/authver.shtml
	Jeffery W Bullock, Secretary of State

	AUTHENTICATION:	7327895
	DATE:	05-28-09

State of Delaware Secretary of State Division of Corporations Delivered 01:41 PM 05/28/2009 FILED 01:27 PM 05/28/2009 SRV 090545125 – 4692274 FILE

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

First: The name of the limited liability company is ________________________________________________________________________

Voiusia Mall Member SPE, LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington Zip code 19808. The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is December 31, 2059                     .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this

28th          day of May                   , 2009     .

By:
Authorized Person (s)

Name:	Stephanie L. Hall